Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	JURISDICTION OF INCORPORATION
Buckeye Florida Corporation	Delaware
BFC 2 Inc.	Florida
BFC 3 LLC	Delaware
BFOL 2 Inc.	Florida
BFOL 3 LLC	Delaware
Buckeye Florida, Limited Partnership	Delaware
Buckeye S. A.	Switzerland
Buckeye Lumberton Inc.	North Carolina
Buckeye Mt. Holly LLC	Delaware
Merfin Systems LLC	Delaware
Buckeye Canada Co.	Canada
Buckeye Nova Scotia Co.	Canada
Buckeye Canada	Canada
BKI International Inc.	Delaware
Buckeye France SARL	France
Buckeye Italia S.r.l.	Italy
Buckeye Holding GmbH	Germany
Buckeye Technologies GmbH	Germany
Buckeye Steinfurt GmbH	Germany
BKI South America LLC	Delaware
Buckeye Americana Ltda.	Brazil
Buckeye Technologies Canada Inc.	Delaware
Buckeye Building Fibers LLC	Delaware